UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2006 (June 19, 2006)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Separation Agreement with Steven J. Johnston

On June 19, 2006, State Auto Financial Corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, State Automobile Mutual Insurance Company (“State Auto Mutual”) and Steven J. Johnston entered into an agreement regarding Mr. Johnston’s separation of employment (the “Separation Agreement”). As previously reported, on June 5, 2006, Mr. Johnston gave notice that he was leaving State Auto on June 19, 2006 (the “Separation Date”).

The following provides a brief description of the material terms of the Separation Agreement:

•	On the Separation Date, Mr. Johnston’s employment with State Auto Financial, State Auto Mutual and each of their respective subsidiaries and affiliates (collectively, the “State Auto Companies”) was terminated, and Mr. Johnston resigned his positions as senior vice president, treasurer and chief financial officer of the State Auto Companies, as well as all of his other positions as an officer, director, or committee member of the State Auto Companies;

•	For a period of 24 months from the Separation Date (the “Noncompetition Period”), Mr. Johnston will be prohibited from engaging in the property and casualty insurance underwriting business as conducted by the State Auto Companies as of Separation Date in any of the states that the State Auto Companies conduct their property and casualty insurance business as of the Separation Date. However, Mr. Johnston will be permitted to provide consulting services to Small Insurers (defined as an insurance holding company system in which the aggregate direct written premiums of all property and casualty insurers included in that insurance holding company system is $500 million or less as of the end of the immediately preceding calendar year);

•	During the Noncompetition Period, Mr. Johnston will be prohibited from divulging, furnishing or using any confidential information obtained by him while employed by the State Auto Companies;

•	During the Noncompetition Period, Mr. Johnston will be prohibited from soliciting, recruiting, or attempting to induce employees of State Auto Companies to leave their employment with the State Auto Companies or from employing or attempting to employ any employees of the State Auto Companies;

•	During the Noncompetition Period, Mr. Johnston has agreed to cooperate and make himself available to answer questions concerning his knowledge of the business, operations, and/or finances of the State Auto Companies, and for a period of five years from the Separation Date, Mr. Johnston has agreed to cooperate and assist the State Auto Companies in litigation matters;

•	Within 45 days after the Separation Date, Mr. Johnston will receive a lump sum payment from the State Auto Companies in the amount of $1,743,849, less applicable payroll taxes and withholdings, representing the aggregate amount of (i) three times Mr. Johnston’s current annual base salary, (ii) three times the target amount of Mr. Johnston’s 2005 bonus under his short-term incentive plan, and (iii) three times the amount of Mr. Johnston’s 2005 quality performance bonus;

•	Within 45 days after the Separation Date, Mr. Johnston will receive a lump sum payment from the State Auto Companies in the amount intended to permit Mr. Johnston to obtain or maintain, as the case may be, health care and life insurance coverages for a three-year period comparable to that provided to Mr. Johnston by the State Auto Companies as of the Separation Date, and Mr. Johnston will receive coverage under the State Auto Companies’ long-term disability program for a three-year period;

•	Mr. Johnston will be entitled to receive retirement benefits so that the total retirement benefits he receives from the State Auto Companies will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of the State Auto Companies in which he participated were he fully vested under such retirement plans and had he continued to be employed by the State Auto Companies for 36 months following the Separation Date;

•	The State Auto Companies have agreed to reimburse Mr. Johnston for outplacement services up to a maximum amount of $47,100 and job search travel expenses up to a maximum of $5,000, in both cases, actually incurred within 24 months of the Separation Date;

•	There will be no accelerated vesting of any stock options held by Mr. Johnston as of the Separation Date;

•	The parties have agreed to mutually release each other from claims arising out of Mr. Johnston’s employment and separation arrangement with the State Auto Companies, except for claims arising under the Separation Agreement or based upon conduct as to which a release cannot be effected under applicable law or public policy;

•	For a period of five years from the Separation Date, the State Auto Companies have agreed to provide Mr. Johnston with coverage under a standard directors’ and officers’ liability insurance policy at their expense;

•	The State Auto Companies have agreed to indemnify Mr. Johnston if he is made, or threatened to be made, a party to any litigation matter by reason of his having served as a director, officer or employee of the State Auto Companies; and

•	The parties agreed to a mutual nondisparagement covenant.

Section 8 – Other Events

Item 8.01 Other Events.

Attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference is a press release issued by State Auto Financial Corporation on June 21, 2006.

Section 9. Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on June 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: June 23, 2006	By	/s/ Robert P. Restrepo, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on June 21, 2006.